EXHIBIT 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 2/22/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	2.50%	5.28%	7.90%
Class B Units	2.48%	5.22%	7.76%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 22, 2008

Grant Park recorded trading gains during the past week as positions in the energies, soft/agricultural commodities and metals were all profitable.  Losses came solely from the interest rate sector.

Long positions in the energy sector were profitable as crude oil again traded above the $100 mark before ending the week at $98.81 per barrel, a gain of $3.36 for the session.  Renewed tensions between Iraq and Turkey combined with short-covering buying on behalf of institutional investors sent crude prices to a record high of $101.32 per barrel on Wednesday.  Long positions in heating oil and natural gas were also profitable.

Coffee prices were considerably higher by the close on Friday, resulting in gains for Grant Park’s long positions in the soft/agricultural commodity sector.  The May contract in New York rallied 10 cents, or a little more than 6%, as analysts suggested that investors are buying soft commodities as a hedge against higher inflation and that some producers might be adding to their own inventories in an effort to take advantage of any future price rises.  Long positions in the grain markets were profitable after wheat, corn and soybean markets closed the week higher.

Metals markets traded higher, benefiting long positions in the sector.  The April gold contract touched $958.40 per pounce before closing the week $41.70 higher at $947.80 after US consumer prices for January were a little higher than expected.  Platinum prices gained 4.8%, settling at $2,148 per ounce on supply concerns caused by production problems in South Africa.

Lastly, long positions in the interest rate sector reported losses as prices for fixed income products fell in response to the slightly stronger consumer price data and the rally in energy and agricultural commodities.  Prices for European bonds fell after officials there made upward revisions to their 2008 Euro-zone inflation forecast.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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